Eyes 4 Lives, Inc.

Eyes 4 Lives has developed a unique yet effective AI software solution to minimize/prevent Digital Eye Strain (DES), a group of eye and vision-related problems caused by our addiction to cell phones, tablets, and computers.



Invest

$99 minimum investment

Deadline April 23, 2021
in 24 days

Share Price
$0.10

Total Raised
$7,856

Valuation
$10,287,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

Pitch Updates Discussion

INTRODUCTION

Eyes 4 Lives has developed a unique yet effective AI software solution to minimize/prevent Digital Eye Strain (DES), a group of eye and vision-related problems caused by our addiction to cell phones, tablets, and computers. DES is currently affecting about 65% of the Americans and is one of the hottest topics in the eye care and ergonomic industries, particularly during the COVID-19 pandemic when just about everyone is staring at the electronic screens to work/learn remotely.

DEAL HIGHLIGHTS

- We are the only effective solution that continuously monitors and nudges/coaches users of digital devices to better eye health.
- 12 patents issued in US, China, and Taiwan
- Collaboration with some of the largest original design manufacturers (ODMs) and original equipment manufacturers (OEMs) of digital devices.

PROBLEM

The American Optometric Association reports that 10 million eye exams are performed annually in the United States due to vision problems related to computer use. Digital Eye Strain (DES) currently affects about 65% of the Americans due to frequent use of cell phones, computers, and tablets [1].

DES symptoms include:

- Dry/burning eyes
- Redness
- Visual fluctuation
- Light sensitivity
- Headache
- Neck/shoulder pain.

If ignored, these symptoms could potentially result in permanent damages to both the ocular and musculoskeletal systems. DES has quickly become one of the hottest topics in the eye care industry, especially during the COVID-19 pandemic when learning and working remotely has increased dramatically.

Problem


Dry Eyes
Back & Neck Pain
Digital Eye Strain
Myopia
Headaches

SOLUTION

Eyes 4 Lives, Inc.'s initial proof-of-concept product, Dr. i-Coach®, is a patented sensor and software package that utilizes advanced AI and sits on top of a laptop or computer to continuously monitor the following 5 key risk factors for Digital Eye Strain:

- **Blink Analyzer** - warns the user if their blink rate gets too low, reducing dry eyes.
- **Time & Break Reminder** - tracks computer usage and reminds the user to take a short break, allowing the user's eyes to relax.
- **Distance Monitor** - reminds the user if they are sitting too close to the screen, potentially causing additional straining and nearsightedness.
- **Posture Monitor** - warns the user if they are sitting at an inappropriate height, creating neck and back pain.
- **Ambient Lighting** - warns the users when the room/sounding lighting condition is not ideal.

Solution


Keep up your great blink rate!
eyeQscore™
Excellent!
Remain mindful of slouching
eyeQscore™
Excellent!
eyeQscore™
Pretty good
Your blink rate has dropped
Time for a break

When utilizing the embedded camera of future devices, Dr. i-Coach® nudges users to better digital device habits via prompts and alerts. Eyes 4 Lives coaches users on developing and maintaining proper sitting and screen use habits by providing instant summarized feedback and long term detailed scoring via proprietary metric, **eyeQscore**.

Users can easily see their electronic-device-using habits improve over time by checking the statistics page, or receive text/email alerts on their progress throughout the day. Dr. i-Coach is an easy way to add significant economic benefits to companies with large numbers of employees using computers daily.

BUSINESS MODEL

We make money through two main facets, IP Licensing and SaaS Subscriptions.

IP Licensing

Embedding software directly into firmware of integrated webcams.

$0.20 – $0.99 per device (based on volume)

SaaS Subscriptions

$0.99 – $4.99 per month (based on features)

Freemium model of premium consumer features (free trial).

MARKET

Market


$1,075M
$550M
$210M
TAM
SAM
SOM
$2,100M
$750M
$105M
IP Licensing
SaaS Subscription

These numbers are based on devices shipped in 2019. From the suggestions given to us by the top ODM/OEM computer manufacturer in the world, our initial target is the top 10% premium computers market, with a 5% subscription/adaptation rate at the end of the freemium period.

> **"Dr. i-Coach® is ideal for people who spend more than 2 hours a day in front of a computer monitor or screen"**
>
> *- Dr. Roger Wu, Optometrist and Founder*

SUCCESS TO DATE

- First mover advantage, R&D led to extensive patent portfolio
- Raised 2.8M seed from friend, family and patients
- Developed, produced and sold generation 1 external device.
- Successful small-scale clinical efficacy study at USC (10 participants).
- Pivoted to embedded cameras and utilizing advanced AI let to collaboration with:
  - MOU with Intel Corporation
  - R&D collaboration with world's largest TV manufacturer
  - LOI with Quanta Computer
- 2019 CES showcase with Quanta Computer
- 2021 CES showcase with Intel demoing E4L software on their latest platform

TEAM



Roger L. Wu, O.D.
Founder & CEO

- Over 23 years of experience as an Optometrist
- 10 years research on Computer Vision Syndrome
- Keynote Speaker at NASA, National Ergonomic Council and ErgoExpo2018 on Digital Eye Strain
- First optometric intern selected for the 1996 Summer Olympic Games in Atlanta
- Doctor of Optometry, Pennsylvania College of Optometry

FOOTNOTES

[1] Eyes Overexposed: The Digital Device Dilemma

USE OF PROCEEDS

If the offering's maximum amount of $1,000,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$100,000	10.0%
Software Development/Optimization	$451,000	45.1%
Patent Expansion/enforcement	$100,000	10.0%
Efficacy Study	$300,000	30.0%
Intermediary fees	$49,000	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Eyes 4 Lives, Inc.. This offering must raise at least $10,000 by April 23, 2021 at 12:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. Eyes 4 Lives, Inc. may issue additional securities to raise up to $1,000,000, the offering's *maximum*.

$7,856 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

112,870,000 shares
× $0.10 per share
$11,287,000 implied valuation

PITCH DECK


Eyes 4 Lives
Promoting Visual Health
in a
Digital World
Dr. Roger Wu
rogerwu@eyes4lives.com
01/14/2021
Open
Download

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

We're also required to share links to each of the SEC filings related to this offering with investors.

› Form C on January 29, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

› Website

UPDATES

Mar 1, 2021 — We have officially signed an agreement with...

Feb 25, 2021 — Hi Everyone, my name is Dr. Roger Wu and I am...

Feb 10, 2021 — We have just been invited by one of the biggest...

Jan 29, 2021 — Primary offering of 10,000,000 shares at $0.10

Jan 29, 2021 — Filed Form C

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